Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

NOVAVAX, INC.

Pursuant to Section 151

of the General Corporation Law of

the State of Delaware

The undersigned, John A. Herrmann III, hereby certifies that:

I.            He is the duly elected and acting Senior Vice President, General Counsel and Corporate Secretary of Novavax, Inc., a Delaware corporation (the “Corporation”).

II.            The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes Two Million (2,000,000) shares of preferred stock, par value $0.01 per share.

III.            The Board of Directors of the Corporation duly adopted the following resolutions authorizing the creation of a new series of such preferred stock, to be known as “Series A Convertible Preferred Stock,” stating that 438,885 shares of the authorized and unissued preferred stock shall constitute such series, and setting forth a statement of the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as follows:

BE IT RESOLVED, that the terms of the Series A Convertible Preferred Stock shall be as follows:

1.            Designation and Number. The shares of such series shall be designated as the Series A Convertible Preferred Stock with par value $0.01 per share (the “Series A Convertible Preferred Stock”). The number of shares initially constituting the Series A Convertible Preferred Stock shall be Four Hundred Thirty Eight Thousand Eight Hundred Eighty Five (438,885).

2.            Dividends.

(a)            Except as set forth in Section 2(b), from and after the Issue Date, no cumulative dividends shall accrue on the Series A Convertible Preferred Stock.

(b)            In the event that the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of the Series A Convertible Preferred Stock shall be entitled to receive the amount of dividends per share of Series A Convertible Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of such Series A Convertible Preferred Stock held by each holder could be converted pursuant to the provisions of Section 5 below, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

3.            Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)            Payments to Holders of Series A Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”) that is not a Change of Control Event (as defined below), the holders of shares of Series A Convertible Preferred Stock shall be entitled to be paid, with respect to each share of Series A Convertible Preferred Stock then outstanding held by the holder, out of the assets of the Corporation available for distribution to its stockholders, on a preferred basis prior and in preference to any distribution to the holders of any Common Stock or any other Junior Stock of the Corporation, an amount in cash per share of Series A Convertible Preferred Stock equal to the greater of (x) the sum of the Liquidation Value plus an amount equal to all declared and unpaid dividends on the Series A Convertible Preferred Stock or (y) such amount per share as would have been payable in respect of the shares of Common Stock into which such share of Series A Convertible Preferred Stock is then convertible, assuming all outstanding shares of Series A Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 5 below (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series A Convertible Preferred Stock and without regard to any limitation on conversion in accordance with Section 5(j) below) (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such Liquidation Event that is not a Change of Control Event, the assets of the Corporation available for distribution to the Corporation’s stockholders shall be insufficient to pay the holders of shares of the Series A Convertible Preferred Stock the full amount to which they shall be entitled pursuant to the preceding sentence of this Section 3(a), the holders of shares of Series A Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of such shares of Series A Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)            Payments to Holders of Common Stock. In the event of any Liquidation Event that is not a Change of Control Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Convertible Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c)            Change of Control Events.

(i)            Definition. Each of the following events shall be considered a “Change of Control Event”:

(1)            a reorganization, merger or consolidation in which

(A)	the Corporation is a constituent party or

(B)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such reorganization, merger or consolidation, except any such reorganization, merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such reorganization, merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such reorganization, merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such reorganization, merger or consolidation, the parent corporation of such surviving or resulting corporation;

(2)            the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation;

(3)            issuance or transfer of shares of capital stock of the Corporation, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the voting securities of the Corporation (but excluding issuances of equity securities (or securities convertible into equity securities) by the Corporation in a bona fide financing that is primarily for its capital-raising purposes and in which all consideration from such issuances, net of expenses, is received by the Corporation); or

(4)            any tender offer or exchange offer (whether by the Corporation or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50)% or more of the outstanding Common Stock.

(ii)            Amount Deemed Paid or Distributed. The consideration paid by the Corporation upon a Liquidation Event that is not a Change of Control Event shall be the cash or the value of the property, rights or securities paid or distributed to the holders of the capital stock of the Corporation by the Corporation or the acquiring person, firm or other entity, with the value of such property, rights or securities determined in good faith by the Board of Directors.

(iii)            Effect of a Change of Control Event. A Change of Control Event shall not be deemed a Liquidation Event for purposes of this Section 3.

4.            Voting. Except as otherwise required by law and except for the rights set forth in Section 7, the holders of Series A Convertible Preferred Stock shall not have any voting rights.

5.            Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)            Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying (i) ten (10) by (ii) the quotient obtained by dividing (x) the sum of the Liquidation Value plus an amount equal to all declared and unpaid dividends on the Series A Convertible Preferred Stock by (y) the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $455.70 per share. The rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided in this Section 5.

In the event of a notice of redemption of any shares of Series A Convertible Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

(b)            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, which shall be the last reported closing sale price of a share of Common Stock on the Conversion Date if the Common Stock is then listed and trading on a Trading Market or, if the Common Stock is not then so listed and trading, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)            Mechanics of Conversion.

(i)            Holders of Series A Convertible Preferred Stock shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) by no later than 4:00 P.M. New York City time on the Trading Day on which such holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series A Convertible Preferred Stock to be converted, the applicable Conversion Price, the number of shares of Common Stock to be issued, and the number of shares of Series A Convertible Preferred Stock owned subsequent to the conversion at issue. The shares of Common Stock shall be deemed to have been issued, and the holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. To effect conversions of shares of Series A Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series A Convertible Preferred Stock to the Corporation unless all of the shares of Series A Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series A Convertible Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series A Convertible Preferred Stock represented by a certificate held by the holder will have the effect of lowering the outstanding number of Series A Convertible Preferred Stock held by such holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Series A Convertible Preferred Stock were issued; provided, however, that in such cases the holder may request that the Corporation deliver to the holder a certificate representing such non-converted shares of Series A Convertible Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the holder to submit a further Notice of Conversion with respect to such Series A Convertible Preferred Stock and, in any such case, the holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Corporation and a holder as to the calculation of the Conversion Price, the total number of shares of Series A Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon a conversion, the Corporation shall issue to such holder the number of shares of Common Stock that are not disputed within the time periods specified below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation’s regularly retained accountants) within two (2) Trading Days following the Corporation’s receipt of such holder’s Notice of Conversion. The Corporation shall cause such accountant to calculate the Conversion Price, the total number of shares of Series A Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon conversion as provided herein and to notify the Corporation and such holder of the results in writing no later than two (2) Trading Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(ii)            Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder the number of shares of Common Stock being acquired upon the conversion of the Series A Convertible Preferred Stock. If, in the case of any Notice of Conversion, such shares of Common Stock are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original Series A Convertible Preferred Stock certificate delivered to the Corporation, and the holder shall promptly return to the Corporation the shares of Common Stock issued to such holder pursuant to the rescinded Conversion Notice.

(iii)            The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation shall take commercially reasonable efforts to effect any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price, as applicable.

(iv)            All shares of Series A Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Series A Convertible Preferred Stock. Any shares of Series A Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

(v)            The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)            Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common stock issuable on conversion of each share of shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issue date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)            Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on the Ex-Dividend Date applicable to such dividend or other distribution, by multiplying the Conversion Price, as applicable, then in effect by a fraction:

(1)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)            the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such Ex-Dividend Date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Convertible Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f)            Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g)            Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation, other than a Change of Control Event, in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d), (e) or (f) of this Section 5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Convertible Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series A Convertible Preferred Stock to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

(h)            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Convertible Preferred Stock.

(i)            Notice of Record Date. In the event:

(i)	that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)	that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)	of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution on the Common Stock), or of any consolidation or merger of the Corporation into or with another Person, or a Change of Control Event; or

(iv)	of a Liquidation Event;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Convertible Preferred Stock, and shall cause to be mailed to the holders of the Series A Convertible Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating

(A)	the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)	the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

(j)            Beneficial Ownership Limitation.

(i)            Notwithstanding anything to the contrary herein, no holder of Series A Convertible Preferred Stock shall be entitled to effect a conversion of any portion of its shares of Series A Convertible Preferred Stock or take delivery of shares of Common Stock upon conversion of such shares of Series A Convertible Preferred Stock, in each case, to the extent that, after giving effect to such conversion, action or delivery, as applicable, such holder, together with all other Attribution Parties (as defined below), collectively would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (such percentage, subject to such modifications in accordance with, and subject to the limitations set forth in, this Section 5(j), the “Maximum Percentage”). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and the other Attribution Parties shall include the number of shares of Common Stock held by the holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of such shares of Series A Convertible Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of such shares of Series A Convertible Preferred Stock beneficially owned by such holder or any other Attribution Party and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(j). For purposes of determining the number of shares of Common Stock the holder may acquire upon the conversion of shares of its Series A Convertible Preferred Stock without exceeding the Maximum Percentage, such holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other written notice by the Corporation or the transfer agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a Conversion Notice from a holder of Series A Convertible Preferred Stock at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall (i) notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such holder’s beneficial ownership, as determined pursuant to this Section 5(j), to exceed the Maximum Percentage, such holder must notify the Corporation of a reduced number of shares of Series A Convertible Preferred Stock to be converted pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of a holder of Series A Convertible Preferred Stock, where such request indicates that it is being made pursuant to this Certificate of Designation, the Corporation shall within two (2) business days confirm orally and in writing or by electronic mail to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by such holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon the conversion of any of such holder’s shares of Series A Convertible Preferred Stock results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock, the number of shares so issued by which such holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void and/or any other shares of Series A Convertible Preferred Stock have been purported to be converted or mandatorily converted in excess of the limitations set forth in this Section 5(j), the Corporation shall return to the Holder the number of shares of Series A Convertible Preferred Stock corresponding to such excess.

(ii)            Upon delivery of a written notice to the Corporation, a holder of Series A Convertible Preferred Stock may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage that is not in excess of 19.99% (except that such increased percentage may exceed 19.99% in the event that (x) the Corporation obtains the approval of its stockholders as required by the applicable rules of the relevant Trading Market for issuances of shares of Common Stock in excess of such amount or (y) the Corporation is not subject to rules of the relevant Trading Market limiting issuances of shares of Common Stock in excess of such amount) as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such holder of shares of Series A Convertible Preferred Stock and the other Attribution Parties and not to any other holder of Series A Convertible Preferred Stock. For purposes of clarity, the shares of Common Stock underlying such holder’s shares of Series A Convertible Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(j) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(j) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation as contained in this paragraph may not be waived and shall apply to a successor holder of the Series A Convertible Preferred Stock.

(iii)            As used in this Certificate of Designation with respect to any holder of Series A Convertible Preferred Stock, “Attribution Parties” means, collectively, the following persons and entities: such holder, any of its Affiliates or principals, any person acting or who could be deemed to be acting as a group together with such holder or any of the foregoing for purposes of Section 13(d) of the Exchange Act, and any other persons whose beneficial ownership of the Common Stock would or could be aggregated with such holder’s and the other Attribution Parties’ for purposes of Section 13(d) of the Exchange Act. Any such Attribution Parties shall be identified to the Corporation by a holder of Series A Convertible Preferred Stock prior to any conversion of such holder’s Series A Convertible Preferred Stock.

(iv)            The limitation contained in this Section 5(j) shall apply to a holder from and after the delivery of such written election to the Corporation and shall cease to apply thereafter only upon sixty-one (61) days’ written notice from such holder to the Corporation of an election to increase or decrease or remove such limitation; provided, that such election to be subject to such limitation shall be irrevocable if the holder so electing specifies in writing to the Corporation that such election is irrevocable.

6.            Mandatory Conversion.

(a)            Trigger Event. Upon the earlier of

(i)            the tenth anniversary of the Issue Date or

(ii)            immediately prior to the effective time of any Change of Control Event,

all outstanding Series A Convertible Preferred Stock shall automatically convert at the then effective conversion rate in accordance with Section 5(a)(i), subject to the limitations set forth in this Section 6.

(b)            Limitations on Mandatory Conversion. To the extent any conversion in accordance with this Section 6, would (x) cause a holder to beneficially own a number of shares of Common Stock that exceeds the amount that could be issued to such holder pursuant to Section 5(j) or (y) in the reasonable judgment of the applicable holder, result in a violation by such holder of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended from time to time (an “HSR Violation”), then, at the Mandatory Conversion Time (as defined below) (i) only such portion of such holder’s shares of Series A Convertible Preferred Stock that may be converted without exceeding the limitations in Section 5(j) and without resulting in an HSR Violation shall be converted to Common Stock and (ii) the remaining shares of Series A Convertible Preferred Stock that would otherwise have been converted into Common Stock, from the Mandatory Conversion Time forward, shall, in respect of payment of dividends and distribution of assets of the Corporation upon a Liquidation Event or Change of Control Event, have only such rights as are applicable to shares of Common Stock; provided that, for the avoidance of doubt, the other rights applicable to such shares of Series A Convertible Preferred Stock, including the Conversion Rights, shall not be modified.

(c)            Procedural Requirements. All holders of record of shares of Series A Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Convertible Preferred Stock pursuant to this Section 6. The Corporation shall send such notice at least thirty (30) days in advance of the occurrence of the conversion required pursuant to Section 6(a) (the time of such occurrence, the “Mandatory Conversion Time”). Prior to the Mandatory Conversion Time specified in the notice, each holder of shares of Series A Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. All rights with respect to the Series A Convertible Preferred Stock converted pursuant to Section 6(a), including the rights to receive notices (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit) therefor, to receive the items provided for in the next sentence of this Section 6(c). As soon as practicable after the Mandatory Conversion Time (but in any event within two (2) Trading Days), the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Convertible Preferred Stock converted. Such converted Series A Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

7.            Amendments and Modifications. At any time when shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly (including through any subsidiary of the Corporation) by amendment, reclassification, reorganization or otherwise, amend, modify or fail to give effect to the rights of the holders of Series A Convertible Preferred Stock without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent of the Required Holders, and any such act taken or transaction entered into without such consent shall be null and void ab initio, and of no force or effect.

8.            Redemption.

(a)            Redemption Right. In the event that the Corporation does not (i) file a Current Report on Form 8-K that includes the financial statements required by Item 9.01(a) of Form 8-K with respect to the acquisition described in Item 2.01 of the Current Report on Form 8-K filed by the Corporation with Securities and Exchange Commission on May 29, 2020 (the “Required Form 8-K”) on or before August 12, 2020 (the “Required Form 8-K Deadline”); provided that the failure to file the Required Form 8-K is ongoing, (ii) file a Registration Statement on Form S-3 or a prospectus supplement pursuant to an existing effective Registration Statement on Form S-3 to register the resale of the shares of Common Stock underlying the Preferred within five (5) business days of the Required Form 8-K Deadline (the “Required S-3 Filing Date”); provided that such failure to file such Registration Statement or prospectus supplement is ongoing, (iii) fails to have such Registration Statement on Form S-3, if applicable, declared effective by the Securities and Exchange Commission within 30 days of filings (or sixty (60) days if the Form S-3 receives a “full review” by the Securities and Exchange Commission) (the “Required S-3 Effectiveness Deadline”); provided that such failure to have such Registration Statement declared effective is ongoing, or (iv) fails to maintain the effectiveness of the Form S-3 for a period of one (1) year following the Issue Date (an “Effectiveness Lapse”); provided that (x) such Effectiveness Lapse is ongoing and (y) the applicable holder is unable to immediately sell all Series A Convertible Preferred Stock held by such Holder and all shares of Common Stock issued or issuable upon conversion of any Series A Convertible Preferred Stock held by such Holder under Rule 144(b)(1) under the Securities Act, then, at any time on or after the Required Form 8-K Deadline, the Required S-3 Filing Deadline, the Required S-3 Effectiveness Deadline or an Effectiveness Lapse, subject to the limitations set forth in clauses (i)-(iv) of this Section 8(a), as applicable, each holder of Series A Convertible Preferred Stock shall have the right but not the obligation to require the Corporation to redeem all of such holder’s Series A Convertible Preferred Stock, for cash, at a redemption price per share of Series A Convertible Preferred Stock equal to the sum of the Liquidation Value plus an amount equal to all declared and unpaid dividends on the Series A Convertible Preferred Stock. Notwithstanding anything to the contrary herein, in no event shall the events described under clauses (ii) or (iii) give rise to any right of a holder to redeem its Series A Convertible Preferred Stock pursuant to this Section 8(a) if the failures or delays described in clauses (ii) or (iii) are the result of any holder’s failure to provide any information regarding such holder or its ownership of the securities of the Corporation required to be disclosed in any applicable Registration Statement or prospectus supplement.

(b)            Exercise of Redemption Right. Any holder of Series A Convertible Preferred Stock may exercise the holder’s redemption right under Section 8(a) by delivering to the Corporation at its principal office a written notice stating the holder’s intention to exercise the holder’s redemption right and the number of the holder’s shares of Series A Convertible Preferred Stock to be redeemed. The Corporation shall be obligated to redeem the total number of shares of Series A Convertible Preferred Stock specified in the holder’s redemption notice on or before the sixtieth (60th) business day following its receipt of the redemption request pursuant to Section 8(a).

(c)            Insufficient Funds. If the funds of the Corporation legally available for redemption by the holder pursuant to Section 8(a) of the Series A Convertible Preferred Stock on any redemption date are insufficient to redeem all shares of the Series A Convertible Preferred Stock being redeemed by the Corporation on such date, those funds which are legally available will be used first to redeem, on a pro rata basis from the holders thereof based on the number of shares of Series A Convertible Preferred Stock then held, the maximum possible number of shares of the Series A Convertible Preferred Stock being redeemed in accordance with the aggregate redemption proceeds payable with respect to the shares of Series A Convertible Preferred Stock to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Convertible Preferred Stock, such funds will be used to redeem the balance of the shares of Series A Convertible Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series A Convertible Preferred Stock which are not redeemed as a result of the circumstances described in this Section 8(c) shall remain outstanding until such shares shall have been redeemed and the redemption price therefor, as applicable, shall have been paid or set aside for payment in full.

(d)            Rights Terminated. Upon (i) presentation and surrender of the certificate or certificates representing the shares of Series A Convertible Preferred Stock being redeemed pursuant to this Section 8 and receipt of the redemption price therefor or (ii) irrevocable deposit in trust by the Corporation for holders of the Series A Convertible Preferred Stock being redeemed pursuant to this Section 8 of an amount in cash equal to the redemption price for the shares of Series A Convertible Preferred Stock being redeemed on any redemption date, each holder of Series A Convertible Preferred Stock will cease to have any rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Series A Convertible Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series A Convertible Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.

(e)            Restrictions on Other Payments. After the receipt by the Corporation of a redemption request pursuant to Section 8(a), unless and until the full redemption price for the shares of Series A Convertible Preferred Stock to be redeemed on any redemption date has been paid to the holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any capital stock of the Corporation and (ii) no shares of capital stock of the Corporation shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary (except by conversion into or exchange for shares of Common Stock for which adjustment may be made pursuant to Section 5 above).

(f)            Conversion Prior to Redemption. At any time after delivering a request for redemption pursuant to Section 8(a) and prior to receipt of the redemption price therefor, such holder shall be permitted to convert any or all of its Series A Convertible Preferred Stock, including any shares subject to a redemption notice, in the manner contemplated by Section 5; provided that, upon any such conversion, such holder shall cease to have any right to receive the redemption price with respect to any such Series A Convertible Preferred Stock so converted.

(g)            Reacquired Shares. Any shares of Series A Convertible Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Series A Convertible Preferred Stock accordingly.

9.            Transfer.

(a)            The Corporation shall keep at its principal office a register for the registration of shares of Series A Convertible Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at the Corporation’s principal office accompanied by proper assignment thereof to the Corporation or in blank, the Corporation shall, at the request of the record holder of the certificate, execute and deliver a new certificate or certificates in exchange representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and represent the number of shares of Preferred Stock requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Any transfer of Series A Convertible Preferred Stock shall be subject to any applicable legal, contractual or other restrictions on transfer and the payment of any applicable transfer taxes by the transferring holder.

(b)            Every share of Series A Convertible Preferred Stock that bears or is required under this Section 9 to bear the legend set forth in this Section 9 (together with any Common Stock issued upon conversion of the Series A Convertible Preferred Stock and required to bear the legend set forth below, collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 9 (including those set forth in the legend set forth below) unless such restrictions on transfer shall be waived by written consent of the Corporation, and the holder of each such Restricted Securities, by such holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 9, the term “transfer” encompasses any sale, pledge, transfer or other disposition of any Restricted Securities.

(c)            Every share of Series A Convertible Preferred Stock, and every certificate evidencing such Series A Convertible Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion therefor) shall bear a legend in substantially the following form, unless such Series A Convertible Preferred Stock has been sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer), or unless otherwise agreed by the Corporation in writing:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED OTHER THAN (1) TO THE CORPORATION, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. BY PURCHASING THIS SECURITY, THE HOLDER REPRESENTS AND AGREES FOR THE BENEFIT OF THE CORPORATION THAT IT IS HOLDING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY OR ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT.

(d)            Any Series A Convertible Preferred Stock, any certificate evidencing such Series A Convertible Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion therefor) shall also bear a legend in substantially the following form:

THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT THE CORPORATION’S PRIOR WRITTEN CONSENT, WHICH MAY BE WITHHELD AT ITS ABSOLUTE DISCRETION.

(e)            Every stock certificate representing Common Stock issued upon conversion of a share of Series A Convertible Preferred Stock shall bear a legend in substantially the following form, unless such Common Stock (a) has been sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer), (b) can be sold by the holder thereof pursuant to Rule 144(b)(1) under the Securities Act without restrictions on resale provided the holder has delivered appropriate representations and any opinion of counsel reasonably required by the Corporation or its transfer agent with respect to compliance with such rule, or (c) has been issued upon conversion of Series A Convertible Preferred Stock that had been transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continue to be effective at the time of such transfer), or unless otherwise agreed by the Corporation in writing:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED OTHER THAN (1) TO THE CORPORATION, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE CORPORATION THAT IT IS HOLDING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY OR ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT.

10.            Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity and a surety bond satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of the mutilated certificate, the Corporation shall execute and deliver in replacement a new certificate of like kind representing the number of shares of Series A Convertible Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

11.            Definitions. The following terms shall have the following respective meanings:

“affiliate” means, with respect to any Person (as defined herein), any (x) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (y) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“beneficial ownership” shall be calculated in accordance with Section 13(d) of the Exchange Act.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Ex-Dividend Date” means, with respect to any dividend or distribution, the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Issue Date” means, with respect to each share of the Series A Convertible Preferred Stock, the date on which such share of Series A Convertible Preferred Stock was issued.

“Liquidation Value” means, with respect to each share of Series A Convertible Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Convertible Preferred Stock, the Original Purchase Price.

“Original Purchase Price” means $455.70 per share of Series A Convertible Preferred Stock.

“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Required Holders” means holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE MKT or any successor markets thereto.

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IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Corporation by its Senior Vice President, General Counsel and Corporate Secretary as of June 15, 2020.

NOVAVAX, INC.

By:	/s/ John A. Herrmann III
Name:	John A. Herrmann III
Title:	Senior Vice President, General Counsel and Corporate Secretary